Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following management’s discussion and analysis of financial condition and results of operations (“MD&A”) provides information that we believe is useful in understanding our operating results, cash flows and financial condition for the three years ended December 31, 2007. The discussion should be read in conjunction with, and is qualified in its entirety by reference to, Abitibi’s audited consolidated financial statements and related notes included elsewhere in this offering circular.

Our consolidated financial statements are expressed in Canadian dollars and prepared in accordance with Canadian Generally Accepted Accounting Principles (GAAP). These financial statements differ in certain respects from those prepared in accordance with United States GAAP and do not provide certain disclosures which would be found in United States GAAP financial statements. These measurement and disclosure differences are described in more detail in Note 26 of our consolidated financial statements included in this offering circular.

Unless otherwise stated, all dollar amounts in this MD&A are expressed in Canadian dollars.

Business Fundamentals

We are a global leader in newsprint and uncoated groundwood (specialty) papers, as well as a major producer of wood products, generating sales of $4.1 billion in 2007. We own or are a partner in 15 paper mills, 19 sawmills, four remanufacturing facilities, two engineered wood facilities and eight hydroelectric plants in Canada, the United States and the United Kingdom. We supply customers in approximately 70 countries and employ approximately 11,500 people. Responsible for the forest management of approximately 16 million hectares of woodlands in Canada, the Company is committed to the sustainability of the natural resources in its care. We are also amongst North America’s largest recyclers of newspapers and magazines, serving 21 metropolitan areas in Canada and the U.S., and 13 regions in the U.K., with more than 28,000 Paper Retriever® and paper bank containers.

We are one of North America’s lowest-cost global newsprint producers based on a third party source, annually marketing approximately 3.5 million tonnes of newsprint, including third-party volumes, 2 million tonnes of specialty papers and 2 billion board feet of lumber.

Our products are, in large part, commodities sold in global markets. Our business is influenced by general economic conditions that impact our customers as well as changes within our industry that affect demand, supply, pricing, shipments or the cost of production. North American demand for newsprint continued to decline in 2007, and there is no indication as to whether or when the demand will stabilize.

The manufacturing facilities we operate are capital-intensive and require significant amounts of cash to maintain. Our ability to generate positive cash flow is dependent on achieving revenues that exceed manufacturing costs, interest costs and the amount of cash that must be reinvested in the business.

Most of our manufacturing facilities are located in Canada; however, the majority of our sales are denominated in U.S. dollars. Therefore, fluctuations in currency rates can have a significant impact on our revenues and cash flows. In particular, our results can be materially influenced by the movement of the United States dollar. A stronger Canadian dollar, such as existed throughout 2007, will typically weaken our results, whereas a weaker Canadian dollar will tend to strengthen our earnings. We can also be subject to government imposed trade restrictions that can limit shipments or increase costs.

Significant cost components of manufacturing our products can be highly volatile, particularly the cost of wood, recycled fiber (old newspapers and magazines), energy, and commodity and specialty chemicals.

The strength of the general economy influences the level and extent of publishing and advertising, which in turn affects the demand for our pulp and paper products. The strength of the construction and real estate markets influences the level of building and remodelling, which impacts the demand for our wood products. An unanticipated decline in demand for our products also could have a negative effect on prices. Changes in the level of supply caused by capacity additions or contractions could also influence the supply and demand balance for our products and have a direct impact on shipment levels and pricing.

Overview of Financial Performance

Our net loss for 2007 was $714 million, as compared to net earnings of $54 million for 2006.

Our operating loss from continuing operations was $907 million on sales of $4,113 million in 2007, compared to an operating income of $327 million on sales of $4,851 million in 2006.

On November 29, 2007, AbitibiBowater, our parent company, announced the results of the initial phase of a comprehensive review of the consolidated company, which included a decision to reduce newsprint and specialty papers production capacity by approximately one million metric tons per year during the first quarter of 2008. The reductions included the permanent closure of a number of our facilities, including our Belgo, Québec facility, and two additional facilities which had already been idled for some time, namely our Fort William, Ontario facility, and Lufkin, Texas facility. We also indefinitely idled our Mackenzie, British Columbia facility, which includes the paper mill and two sawmills directly supporting the paper mill operations. We recorded charges totalling $445 million in 2007 as a result of the initial phase of this comprehensive review, consisting of $371 million for the impairment of long-lived assets, $71 million for severance and other labour-related costs and $3 million for contractual obligations and other commitments.

Our current liquidity assessment and outlook, including the significant near-term liquidity challenges is discussed further in the “Business Strategy and Outlook” section below and the “Liquidity and Capital Resources” section of this MD&A, and notes 1 and 19 of our consolidated financial statements.

Business Strategy and Outlook

On October 29, 2007, Abitibi and Bowater combined in an all-stock merger of equals. Abitibi’s parent company, AbitibiBowater, is the largest producer of newsprint in the world and the eighth largest publicly traded pulp and paper manufacturer in the world.

Under the terms of the transaction, each common share of Abitibi was exchanged for 0.06261 shares of AbitibiBowater common stock, and each share of Bowater common stock was exchanged for 0.52 shares of AbitibiBowater common stock. The exchange ratio resulted in approximately 48% of AbitibiBowater being owned by former Abitibi shareholders and approximately 52% of AbitibiBowater being owned by former Bowater shareholders.

Through the combination, AbitibiBowater is a global leader in newsprint manufacturing, which we believe well positions AbitibiBowater to compete more effectively in an increasingly global market. In addition, through the combination, AbitibiBowater is creating a stronger and a more efficient manufacturing platform that we believe will better enable us, as a subsidiary of AbitibiBowater, to address the challenges of continuing newsprint demand declines in North America and near-historic strength of the Canadian dollar. Our goal is to create a low-cost, financially disciplined organization with a stronger financial profile and increased focus on value-added products and growth markets. Our business strategy is to successfully execute on this goal, the result of which we believe will be a more dynamic and competitive organization better able to meet the needs of our customers.

AbitibiBowater is making progress integrating our business and operations with those of Bowater in order to achieve an annualized synergy target of at least US$375 million by the end of 2009. We expect these synergies to be achieved from improved efficiencies in areas such as manufacturing, SG&A costs, distribution and procurement. For a description of certain risks relating to the achievement of these synergies, see “Risk Factors – Risks Related to Our Business – We may experience difficulties in integrating our business with that of Bowater and may not realize the anticipated synergies, efficiencies and cost savings from the Combination.”

Immediately after the combination, AbitibiBowater began a company-wide strategic review of its business. The AbitibiBowater Board of Directors approved an action plan to reduce the consolidated company’s newsprint and specialty papers production capacity by almost 1 million metric tons per year by the end of the first quarter of 2008. As part of these reductions, we permanently closed our Belgo (Shawinigan, Quebec) mill and indefinitely idled our Mackenzie (British Columbia) mill. We also indefinitely idled two sawmills that directly supported the Mackenzie paper operation. These facilities in the aggregate represent capacity of approximately 311,000 metric tons of newsprint, 260,000 metric tons of specialty papers, and 500 million board feet of lumber, and were all cash flow negative. Additionally, we permanently closed previously idled paper mills at Fort William (Thunder Bay, Ontario) and Lufkin (Texas). The previously idled operations had a total capacity of approximately 525,000 metric tons. These actions were completed by February 18, 2008. These actions were taken in order to assist us in supplying our customers’ demand efficiently by manufacturing products on machines best positioned to produce the products and by taking specific actions designed to ensure that our production is focused on our more profitable product lines from lower cost sites. During the implementation of the action plan generated during the first phase of our strategic review, we have simultaneously been working on phase two, which is a comprehensive review of all aspects of our business in an effort to further reduce costs, improve our manufacturing platform and better position the combined companies in the global marketplace. We expect to announce the results and detailed action steps from this second phase during the second quarter of 2008. We are also conducting an in-depth review of our wood products business with the objective of selling non-core assets, consolidating facilities, and curtailing or closing non-contributing operations.

From a financial perspective, achieving stable liquidity and reducing out debt are the top priorities going forward. We are currently experiencing a liquidity shortfall and face significant near-term liquidity challenges. We have a total of US$346 million of long-term debt that matures in 2008: US$196 million principal amount of 6.95% Senior Notes due April 1, 2008 and US$150 million principal amount of 5.25% Senior Notes due June 20, 2008. Our revolving bank credit facilities with commitments totaling $710 million mature in the fourth quarter of 2008. None of these debts has been refinanced. As of February 29, 2008, we had cash of approximately $153 million (excluding $24 million of restricted cash) and undrawn amounts under our bank credit facilities of approximately $62 million. Our parent company, AbitibiBowater is a holding company and does not have any operations or existing sources of liquidity. If we are unable to secure adequate new financing, we will be unable to make the near term mandatory repayments when due.

In July 2007, the Company amended its credit agreement to waive its interest coverage ratio requirement until the end of the second quarter of 2008. We are currently in compliance with the net funded debt to total capitalization covenant, under our credit agreement at December 31, 2007; however, there can be no assurance that we will remain in compliance in the near term in light of the factors discussed above and our forecast of continued operating losses. Based on current forecasts, we expect to be in default with our net funded debt to total capitalization covenant to be measured as of the end of the first quarter of 2008. However, we have developed a refinancing plan (discussed below) to address the upcoming debt maturities and replace the bank credit facilities. Failure to comply with the financial or other covenants could result in the outstanding borrowings under these facilities becoming immediately due and payable (unless the lenders waive any resulting event of default).

If we default under the terms of any of our indebtedness, the relevant debt holders may accelerate the maturity of their obligations, which could cause cross-defaults or cross-acceleration under our other obligations. In the event of any combination of an inability to repay or refinance our 2008 debt maturities or acceleration of indebtedness under our bank credit facilities, we may be compelled to seek protection or be forced into a proceeding under Canada’s Companies’ Creditors Arrangement Act. These circumstances lend substantial doubt as to the ability of our Company to meet its obligations as they come due and, accordingly, the appropriateness of the use of accounting principles applicable to a going concern. These financial statements do not reflect the adjustments to the carrying values of assets and liabilities and the reported expenses and balance sheet classifications that would be necessary were the going concern assumption inappropriate, and these adjustments could be material.

To address these near-term liquidity challenges, we have developed a refinancing plan, consisting of the Financing Transactions, to address upcoming debt maturities and general liquidity needs designed to enable us to repay the US$346 million due in April and June 2008 and to repay all its maturities due in 2009, while continuing to fund our operations, debt service and capital expenditures. We expect these initiatives to consist of approximately US$200-300 million of new senior unsecured exchange notes due 2010; up to US$450 million of a new 364-day senior secured term loan secured by a first lien on substantially all of Abitibi’s and ACCC’s assets and by a first lien on substantially all of the assets of D Corp.; approximately US$415 million of new senior secured notes or a term loan due 2011 secured by fixed assets; and approximately US$350 million of new convertible notes borrowed by our parent company, AbitibiBowater. The current state of the credit markets is a significant impediment to securing the necessary financing for us. There is no assurance that these financing alternatives will ultimately be consummated on terms acceptable to us or at all.

We have announced price increases for several of our products in the fourth quarter of 2007 and further price increases in the first quarter of 2008. We expect our financial performance to improve over the course of 2008. We believe that the combination of recently announced price improvements, continued integration efforts, implementation of actions resulting from our strategic review, and further progress toward achievement of our synergy targets will result in further improvements in financial performance.

Business and Financial Review

Consolidated Results of Operations (in millions)

	2007	2006	2005
Sales	$4,113	$4,851	$5,342
Operating income (loss) from continuing operations	(907)	327	(276)
Net earnings (loss)	(714)	54	(350)

Year Ended 2007 compared to Year Ended 2006 (in millions)

	2007	Favorable/(unfavorable) variance due to:					2006
		Volume	Foreign exchange	Prices	Costs
Sales	$4,113	$(317)	$(156)	$(265)	$		$4,851
Cost of sales	3,491	244	26			(145)	3,616
Distribution costs	461	38	9			1	509
CVD, AD and other duties	11					17	28
Lumber duties refund	—					(197)	(197)
SG&A	224	2	2			(85)	143
Amortization	428	26	1			(15)	440
Closure costs, impairment and other related charges	503					(498)	5
Net gain on disposition of assets	(98)					78	(20)

Operating income (loss) from continuing operations	(907)	(7)	(118)	(265)		(844)	327
Interest expense	333						330
Gain on translation of foreign currencies	(446)						(10)
Net gain on dilution of interest in subsidiary	(33)						—
Other expenses	14						5
Income tax recovery	(81)						(85)
Share of earnings from investments subject to significant influence	1						4
Non-controlling interests	(21)						(37)

Net earnings (loss)	$(714)						$54

Abitibi reported a net loss of $714 million in 2007 compared to net earnings of $54 million in the previous year. The Company’s operating loss from continuing operations amounted to $907 million on sales of $4,113 million in 2007, compared to an operating income of $327 million on sales of $4,851 million in 2006.

The decrease in sales $738 million was mainly attributable to lower sales volume and lower prices in the Company’s three business segments and most specifically in the Newsprint segment, and by a stronger Canadian dollar compared to the U.S. dollar.

Cost of sales was $3,491 million in 2007, compared to $3,616 million in 2006. This decrease was mainly attributable to lower sales volume particularly in the Newsprint segment and the strength of the Canadian dollar reflected in the costs of the Company’s U.S. newsprint mills, partly offset by higher operating costs per unit. The increase in the Company’s operating costs per unit is mainly due to higher input prices for energy and fibre as well as pension and other employee future benefits. These increases were partly offset by productivity improvements and by reducing input usage.

Distribution costs were $461 million in 2007, compared to $509 million in 2006. Cost decreases were mainly due to improvements in transportation mode and logistics as well as the strength of the Canadian dollar and lower sales volume particularly in the Newsprint segment.

SG&A expenses amounted to $224 million in 2007, compared to $143 million in 2006. The increase was mainly attributable to merger-related expenses of $75 million incurred in 2007 in connection with the Combination.

In 2007, total amortization decreased to $428 million compared to $440 million in 2006. The decrease can be attributed to levels of capital expenditures that continue to be below amortization expense, impairments of long-lived assets and a stronger Canadian dollar.

The Company recorded closure costs, impairment and other related charges of $503 million in 2007. This included impairment charges totalling $371 million on its long-lived assets, relating to the permanent closure of its Belgo ($158 million), Lufkin ($184 million) facilities and a number of other facilities ($29 million), and an impairment charge of assets held for sale of $58 million as described below. These facilities to be permanently closed will be dismantled, therefore, the fair value of the closed facilities’ assets was nominal and was determined based on the estimated sale and salvage value plus any projected cash generated from its operations through the date of closing. It also included charges of $71 million for severance and other labour-related costs and $3 million for contractual obligations and other commitments.

In connection with the review and approval of the Combination by the antitrust division of the U.S. Department of Justice, the Company agreed, among other things, to sell its Snowflake newsprint mill and certain related assets and liabilities. The Company expects to complete the sale of this facility to Catalyst Paper Corporation in the second quarter of 2008 for approximately $161 million, excluding trade accounts receivable of $19 million that it will retain. The Company recorded an impairment charge of $58 million, consisting of $5 million on that facility’s long-lived assets and $53 million relating to the goodwill allocated to the facility. In 2007, the Snowflake mill generated earnings before interest, taxes, depreciation and amortization of US$16 million (excluding allocation of AbitibiBowater corporate, selling, general and administrative expenses) on net revenues of US$172 million. The Snowflake mill has an annual production capacity of approximately 375,000 metric tons of newsprint.

In 2007, the Company recorded a net gain of $98 million on the sale of approximately 54,000 acres of timberlands and other fixed assets for cash proceeds of $135 million. In 2006, the Company recorded a total gain of $20 million on the disposal of assets relating to the closure of the Sheldon mill in 2004 and the Kenora mill in 2005 for total cash proceeds of $32 million.

When comparing the average exchange rate in 2007 to 2006, the Canadian dollar strengthened by 5.6% compared to the U.S. dollar. The Company estimates that foreign exchange, consisting mainly of the Canadian dollar appreciation against the U.S. dollar, had an unfavourable impact, net of hedging, on its operating results of approximately $118 million compared to the previous year.

Interest expense of $333 million in 2007 was relatively stable compared to $330 million in 2006.

On April 1, 2007, the Company completed the transfer of its Ontario hydroelectric assets and related water rights (the “Facilities”) to its wholly owned subsidiary called ACH Limited Partnership (“ACH LP”). On April 2, ACH LP issued new units equivalent to a 25% interest of the partnership to the Caisse de dépôt et placement du Québec (the “Caisse”), for gross proceeds of $48 million ($37 million net of $11 million of transaction costs). This transaction resulted in a net gain on dilution resulting from units issued by a subsidiary of $33 million.

Other expenses in 2007 were $14 million, an increase of $9 million compared to other expenses of $5 million the previous year. This increase is mainly due to a $25 million decrease in interest income due to $32 million realized in 2006 related to the settlement of the softwood lumber dispute, partly offset by a $9 million gain on transfer of timberlands in 2007 and a $7 million decrease due to the write-off of deferred financing costs that were previously amortized into earnings.

On February 23, 2007, the Company acquired all of the timberlands from its 52.5%-owned subsidiary located in Augusta, Georgia. As a result, the Company recorded a gain on the transfer of $9 million, representing the 47.5% non-controlling interest’s share of the gain recorded by the subsidiary, and a non-controlling interest expense of the same amount.

Income tax recovery during the year amounted to $81 million, compared to $85 million in 2006. Average effective tax rates are impacted mainly by the mix and level of earnings (loss) subject to different tax rates applicable to the various jurisdictions.

Year Ended 2006 compared to Year Ended 2005 (in millions)

	2006	Favorable/(unfavorable) variance due to:					2005
		Volume	Foreign exchange	Prices	Costs
Sales	$4,851	$(428)	$(298)	$235	$		$5,342
Cost of sales	3,616	313	51			(70)	3,910
Distribution costs	509	48	14			10	581
CVD, AD and other duties	28	4	2			33	67
Lumber duties refund	(197)					197	—
SG&A	143	4	29			3	179
Amortization	440		5			63	508
Closure costs, impairment and other related charges	5					426	431
Net gain on disposition of assets	(20)					(38)	(58)

Operating income (loss) from continuing operations	327	(59)	(197)	235		624	(276)
Interest expense	330						374
Gain on translation of foreign currencies	(10)						(101)
Other (income) expenses	5						48
Income tax recovery	(85)						(271)
Share of earnings from investments subject to significant influence	4						2
Non-controlling interests	(37)						(29)
Earnings from discontinued operations	—						3

Net earnings (loss)	$54						$(350)

Sales were $4,851 million in 2006, compared to $5,342 million in 2005. The decrease in sales was mainly attributable to lower sales volume in the Company’s three business segments and most specifically in the Newsprint segment, where the Company permanently closed two mills in December 2005, and by a stronger Canadian dollar compared to the U.S. currency. This was partly offset by higher prices in the Company’s paper business segments.

Cost of sales was $3,616 million in 2006, compared to $3,910 million in 2005. This decrease was mainly attributable to lower sales volume particularly in the Newsprint segment and the strength of the Canadian dollar reflected in the costs of the Company’s U.S. newsprint mills, partly offset by higher operating costs per unit. The increase in the Company’s operating costs per unit is mainly due to higher input prices for energy and fibre as well as pension and other employee future benefits. These increases were partly offset by productivity improvements and by reducing input usage.

Distribution costs were $509 million in 2006, compared to $581 million in 2005. Cost decreases were mainly due to improvements in transportation mode and logistics as well as the strength of the Canadian dollar and lower sales volume particularly in the Newsprint segment.

In 2006, following the lumber dispute settlement, the Company received a refund of $197 million. In 2005, the Company recorded $67 million of CVD and AD deposits.

SG&A expenses amounted to $143 million in 2006, compared to $179 million in 2005. The reduction was mainly attributable to the SG&A initiative.

In 2006, total amortization decreased to $440 million compared to $508 million the previous year. The decrease can be attributed to levels of capital expenditures that continue to be below amortization expense and impairments of long-lived assets.

Closure costs, impairment and other related charges amounted to $5 million in 2006 compared to $431 million in 2005. In 2005, the Company wrote down assets for an amount of $215 million mainly due to the permanent closure of the Kenora and Stephenville paper mills. Also in the fourth quarter of 2005, the Company recorded an impairment charge of $125 million as a result of the impairment test of long-lived assets of the Lufkin paper mill. Furthermore, following the sale of timberlands in the Thunder Bay area, the Company assessed its Fort William paper mill to net realizable value and recognized an impairment charge of $43 million. With respect to the permanent closure of the Stephenville and Kenora newsprint mills, as well as the Champneuf, Québec sawmill, and the closure of one paper machine at the Bridgewater paper mill, the Company recorded charges of $32 million for severance and other labour-related costs and $10 million for contractual obligations and other commitments.

In 2006, the Company recorded a total gain of $20 million on the disposal of assets relating to the closure of the Sheldon mill in 2004 and the Kenora mill in 2005 for total cash proceeds of $32 million. In 2005, the Company recorded a net gain of $58 million on the sale of timberlands and other fixed assets for cash proceeds of $64 million.

When comparing the average exchange rate in 2006 to the same period in 2005, the Canadian dollar strengthened by 6.8% compared to the U.S. dollar. The Company estimates that foreign exchange, consisting mainly of the Canadian dollar appreciation against the U.S. dollar, had an unfavourable impact, net of hedging, on its operating results of approximately $197 million compared to the previous year.

Interest expense totalled $330 million in 2006, compared to $374 million in 2005. This decrease was mainly due to the reduction in the Company’s long-term debt, largely attributable to debt repayment made with the proceeds from the sale of PanAsia and the sale of Ontario timberlands in 2005, partly offset by higher interest costs on the Company’s floating rate debt.

Other expenses in 2006 decreased to $5 million compared to $48 million the previous year. This decrease is mainly due to a premium on the early retirement of debt and other related elements of $32 million in 2005, an increase in interest income of $20 million mainly due to interest received related to the lumber softwood dispute settlement, which was partly offset by an $11 million increase in the discount on sale of accounts receivable.

Income tax recovery during the year amounted to $85 million, compared to $271 million in 2005. Average effective tax rates are impacted mainly by the mix and level of earnings (loss) subject to different tax rates applicable to the various jurisdictions. In 2006, the Company recorded positive income tax adjustments of $79 million, mainly related to the prospective reduction in the Canadian federal income tax rate, an after-tax interest income of $22 million, which represented the interest portion of the CVD and AD refunds, and an after-tax gain on translation of foreign currencies of $6 million.

Earnings from discontinued operations of $3 million in 2005 represented net earnings of PanAsia for the year until closing of the sale.

Segment Results of Operations

Newsprint

Year Ended 2007 compared to Year Ended 2006

Newsprint operating results (in millions of dollars, unless otherwise noted)

	2007	Favorable/(Unfavorable) variance due to:					2006
		Volume	Foreign exchange	Prices	Costs
Shipments (in thousands of tonnes)	3,292	(194)					3,486
Sales	$2,174	$(144)	$(78)	$(183)	$		$2,579
Amortization	224	13	2			(10)	229
Segment income (loss)	(40)	(13)	(44)	(183)		(35)	235

Sales of newsprint were $2,174 million in 2007 compared to $2,579 million in 2006. Segment loss in 2007 was $40 million, or (1.8)% of sales, compared to segment income of $235 million, or 9.1% of sales in 2006.

The decrease in sales is mainly due to lower volume, price decrease and stronger Canadian dollar.

Year-over-year, the average newsprint price in the U.S. for 2007 was US$67 per tonne lower. In Europe, newsprint prices increased in 2007 compared to 2006. The Company announced one newsprint price increase during 2007 of US$25 per tonne in the United States, effective September 1, 2007. We have informed our North American customers of two newsprint price increases totaling $120 per metric ton over six equal monthly installments, beginning January 2008.

On a per tonne basis, the Company’s newsprint cost of products sold in 2007 was $1 lower than in 2006. This was mainly due to a stronger Canadian dollar when converting the costs of the U.S. mills, offset by an increase in the cost of recycled fiber and energy.

At December 31, 2007, the Company’s newsprint inventories were approximately 60,000 tonnes higher than at December 31, 2006. The increase is mainly due to inventory build-up required for higher international sales, with inventory destined to North America remaining at low levels.

As announced in the fourth quarter of 2007, the Company permanently closed the Belgo facility and indefinitely idled the Mackenzie facility in the first quarter of 2008. Additionally, the Company closed the previously idled Lufkin facility. As a result of the strategic review as discussed previously, newsprint capacity for 2008 will be reduced by 452,000 tonnes.

Considering the above, the Company’s capacity as at December 31, 2007 stands at 3,443,000 tonnes of newsprint, including 186,000 tonnes of idled capacity at the Mackenzie paper mill.

According to a third party source, for the year ended December 31, 2007, total North American demand for newsprint declined 10.3% as compared to the same period last year. North American net exports of newsprint were 10.7% higher than 2006 levels. Total inventories (North American mills and users) at December 31, 2007 were 1.1 million metric tons, which is 7.6% lower than December 31, 2006. The days of supply at the U.S. daily newspapers declined to 39 days at December 31, 2007 compared to 34 days at December 31, 2006. The North American operating rate was 92% for the year ended December 31, 2007. Newspaper advertising linage declined 9.7% in 2007 when compared to 2006.

Year Ended 2006 compared to Year Ended 2005

Newsprint operating results (in millions of dollars, unless otherwise noted)

	2006	Favorable/(Unfavorable) variance due to:					2005
		Volume	Foreign exchange	Prices	Costs
Shipments (in thousands of tonnes)	3,486	(486)					3,972
Sales	$2,579	$(347)	$(148)	$237	$		$2,837
Amortization	229	—	4			41	274
Segment income	235	(48)	(91)	237		37	100

In the Newsprint segment, the $135 million improvement in segment income was mainly due to higher U.S. dollar selling prices and lower amortization expense, partly offset by a stronger Canadian dollar, lower sales volume and higher manufacturing costs per tonne.

Sales of newsprint were $2,579 million in 2006 compared to $2,837 million in 2005. Segment income in 2006 was $235 million, or 9.1% of sales, compared to $100 million, or 3.3% of sales in 2005.

The decrease in sales was mainly attributable to lower sales volume and a stronger average Canadian dollar compared with the U.S. currency, partly offset by higher average prices year-over-year. The Company’s shipments totalled 3,486,000 tonnes compared to 3,972,000 tonnes sold in 2005. The reduction in shipments was mainly due to the elimination of the least profitable sales, resulting in the closure of the Kenora and Stephenville paper mills in December of 2005. The average newsprint realized price rose by $20 per tonne in 2006, an increase of 3% from the previous year, primarily due to price improvements of US$62 per tonne on average for all markets, largely offset by the strengthening of the Canadian dollar.

On a per tonne basis, the Company’s newsprint cost of products sold in 2006 was $4 lower than in 2005. This was mainly due to the stronger Canadian dollar, reducing production costs in Canadian dollars of the Company’s U.S. mills.

In 2006, the Company announced two price increases that were put into effect on February 1 and August 1. During the third quarter of 2006, the Company reduced to US$20 the initial US$40 per tonne newsprint price increase announced for the U.S. market effective August 1, 2006. In the fourth quarter of 2006, newsprint prices started to decline and at year-end the industry published transaction price stood at US$646 per tonne, 1.7% above December of 2005. Newsprint prices in international markets, with the exception of European countries, increased between 10% and 14% during the year. In 2006, published transaction prices in continental Europe were approximately 4% to 7% higher than in 2005 in local currency basis. In 2005, the Company announced three price increases in the U.S. that were put into effect on March 1, June 1 and October 1. The 2005 year-end industry published transaction price stood at US$635 per tonne, 11.4% above December of 2004.

In 2006, newsprint production capacity changed due to the conversion of one paper machine from newsprint to specialty paper grades at the Shawinigan (Belgo), Québec mill, the allocation of the capacity between newsprint and specialty papers, as well as the production of lighter basis weight paper. Considering the above, the Company’s capacity as at December 31, 2006 stood at 3,709,000 tonnes of newsprint, including 150,000 tonnes of idled capacity at the Lufkin paper mill.

As announced in the fourth quarter of 2005, the Company permanently closed one paper machine at the Bridgewater mill, on February 28, 2006. The closure of the machine removed 60,000 tonnes of annual newsprint capacity.

Specialty Papers

Year Ended 2007 compared to Year Ended 2006

Specialty Papers operating results (in millions of dollars, unless otherwise noted):

		Favorable/(Unfavorable) variance due to:
	2007	Volume	Foreign exchange	Prices	Costs		2006
Shipments (in thousands of tonnes)	1,679	(69)					1,748
Sales	$1,350	$(62)	$(65)	$(16)	$		$1,493
Amortization	146	7				(1)	152
Segment loss	(54)	—	(62)	(16)		31	(7)

Sales of specialty papers were $1,350 million in 2007 compared to $1,493 million in 2006. Segment loss was $54 million, or (4.0)% of sales in 2007, compared to a segment loss of $7 million, or (0.5)% of sales in 2006. The decrease in sales is mainly attributable to lower volumes and a stronger Canadian dollar.

The Company’s shipments of specialty papers totalled 1,679,000 tonnes in 2007, compared to 1,748,000 tonnes in 2006. On February 25, 2007, the Company indefinitely idled its 145,000-tonne Fort William paper mill, which remained idled for the remainder of 2007. In addition, the Company took market-related downtime at two of its specialty paper mills, equivalent to 14,000 tonnes of production in the third quarter of 2007.

The previously announced US$60 per short ton price increase for ABICAL® grades did not materialize but during the third quarter of 2007, the Company announced price increases of US$60 per short ton for each of its ABIOFFSET™ and ABICAL® grades, all effective October 1, 2007. Compared to 2006, the Company’s average prices in U.S. dollars for all Specialty Paper grades were 4% higher.

In the Specialty Papers segment, the $47 million increase in segment loss was mainly due to a stronger Canadian dollar, partly offset by higher U.S. dollar selling prices and lower manufacturing costs.

On a per tonne basis, cost of products sold for specialty papers in 2007 was $17 lower than 2006. The cost decrease was mainly due to better efficiency and lower usage.

According to a third party source, North American demand for uncoated groundwood papers increased by 0.9% in 2007 compared to 2006. The increase in demand was driven by a higher demand for glossy grades.

Change in capacity

On November 29, 2007, the Company permanently closed the Fort William paper mill located in Thunder Bay, the Belgo mill in Shawinigan, and the Lufkin mill in Texas due to market conditions and high production costs. The mills had an annual production capacity of approximately 635,000 tonnes of specialty papers (375,000 tonnes were already idled).

Considering the above, the Company’s capacity as at December 31, 2007 stood at 1,476,000 tonnes of specialty papers.

Year Ended 2006 compared to Year Ended 2005

Specialty Papers operating results (in millions of dollars, unless otherwise noted):

		Favorable/(Unfavorable) variance due to:
	2006	Volume	Foreign exchange	Prices	Costs		2005
Shipments (in thousands of tonnes)	1,748	(34)					1,782
Sales	$1,493	$(33)	$(90)	$93	$		$1,523
Amortization	152		1			16	169
Segment loss	(7)	(6)	(86)	93		(7)	(1)

Sales of specialty papers were $1,493 million in 2006 compared to $1,523 million in 2005. Segment loss was $7 million, or (0.5)% of sales in 2006, compared to $1 million, or (0.1)% of sales in 2005.

The decrease in sales was mainly attributable to a stronger average Canadian dollar, compared with the U.S. currency and lower sales volume, partly offset by higher average prices year-over-year. The average realized price for specialty papers decreased from the previous year by 1% to $864 per tonne. This reduction was primarily due to the strengthening of the Canadian dollar, largely offset by an average price improvement of US$45 per tonne. The Company’s shipments of specialty papers totalled 1,748,000 tonnes in 2006, compared to 1,782,000 tonnes in 2005, mainly due to the Company exiting the Rotonews grades. In the fourth quarter of 2006, the Company took approximately 50,000 tonnes of market-related downtime at four of its specialty paper mills.

The $6 million increase in segment loss was mainly due to a stronger Canadian dollar, partly offset by higher U.S. dollar selling prices and lower amortization expense.

On a per tonne basis, the Company’s specialty papers cost of sales in 2006 was $18 higher than in 2005. The cost increase was mainly due to $23 per tonne of input price increases, primarily energy and pension and other employee future benefits, as well as an unfavourable product mix. These were partly offset by productivity improvements and labour cost reductions.

Change in capacity

On February 25, 2007, the Company idled for an indefinite period its Fort William paper mill located in Thunder Bay, due to market conditions and high production costs. The mill has an annual production capacity of approximately 145,000 tonnes of specialty papers.

In 2006, the specialty papers production capacity changed due to the conversion of one paper machine from newsprint to specialty paper grades at the Belgo mill and the allocation of the capacity between newsprint and specialty papers. Considering the above, the Company’s capacity as at December 31, 2006 stood at 2,111,000 tonnes of specialty papers, including 375,000 tonnes of idled capacity at the Fort William and Lufkin paper mills.

Wood Products

Year Ended 2007 compared to Year Ended 2006

Wood products operating results (in millions of dollars, unless otherwise noted)

		Favorable/(Unfavorable) variance due to:
	2007	Volume	Foreign Exchange	Prices	Costs		2006
Shipments	1,572	(286)					1,858
Sales	$533	$(112)	$(16)	$(65)	$		$726
Amortization	44	7				(4)	47
Segment income (loss)	(156)	6	(14)	(65)		(238)	155

In the Wood Products segment, the $311 million reduction in segment results is mainly due to the lumber duties refund of $197 million received in 2006, lower selling prices, a stronger Canadian dollar, in a low-demand market and inventory write-downs on wood logs and work-in-progress. Finally, assets write-offs were taken due to the permanent closure announcement of certain facilities.

Sales of wood products declined to $533 million in 2007, compared to $726 million in 2006. Segment loss was $156 million, or (29.3)% of sales in 2007, compared to a segment income of $155 million, or 21.3% of sales in 2006.

The reduction in sales was mainly attributable to lower selling price and volume as well as a stronger average Canadian dollar. The average realized price for wood products decreased to $339 per thousand board feet in 2007, compared to $391 per thousand board feet in 2006. The Company’s shipments totalled 1,572 million board feet in 2007, compared to 1,858 million board feet in 2006. The reduction in sales volume is mainly attributable to the reduction in allowable cut in the province of Quebec and lower production due to deteriorating market conditions.

On a per thousand board feet basis, the Company’s cost of goods sold in 2007 was $30 higher than in 2006. This was mainly due to higher fuel prices, lower production and inventory write-downs due to market conditions.

The sawmill in Pointe-aux-Outardes, (Quebec) was temporarily closed in 2007. The Company announced the temporary closure of the St-Fulgence and Laterriere sawmills effective January 2008, and in February 2008, additional temporary closure of Comtois, St-Hilarion and St-Raymond (Quebec) sawmills were announced due to market condition.

On November 29, 2007, the Company announced the results of the initial phase of a comprehensive strategic review of the businesses, which included a decision to indefinitely idle the two Mackenzie sawmills which directly support the Mackenzie paper operation, which was also indefinitely idled. These sawmills represent approximately 500 million board feet of lumber capacity. In January 2008, the Company announced the transfer of the wood allocation of the Chibougamau sawmill to three sawmills, namely Girardville, Mistassini (Quebec) and La Doré (Quebec), effective in the second quarter of 2008.

In La Tuque, (Quebec), the Company have two sawmills facilities, one at Rivière-aux-rats and Produits Forestiers La Tuque owned at 82% by the Company and 18% by the Cooperative Forestière du Haut Saint-Maurice, the two facilities will be consolidated into one in the first quarter of 2008.

Lumber market

According to a third party source, demand in the United States slowed down throughout the year with housing decreasing by 33% from 1.8 million in 2006 to 1.35 million in 2007. This reduction was much more pronounced in the second half with the fourth quarter averaging 1.15 million units. However, demand in Canada continued to be very strong with housing starts remaining above an annualized rate of 200,000 units for the 6th consecutive year. In Japan, the total wood consumption in new housing was down approximately 10% in 2007 mainly due to a change of codes but is expected to increase in 2008 which would improve demand for the Company’s J grade products sold through Canadian distributors.

According to a third party source, in 2007, yearly average published lumber prices (fob Great Lakes) in North America dropped significantly compared to 2006. Prices for 2x4 Stud dropped by approximately 7% and 2x4x Random Length dropped by approximately 12%. This is mainly due to the declining demand bringing the demand capacity ratio down to 79% from 82% in 2006.

Year Ended 2006 compared to Year Ended 2005

Wood products operating results (in millions of dollars, unless otherwise noted)

		Favorable/(Unfavorable) variance due to:
	2006	Volume	Foreign Exchange	Prices	Costs		2005
Shipments	1,858						1,965
Sales	$726	$(49)	$(21)	$(94)	$		$890
Amortization	47					4	51
Segment income	155	(5)	(16)	(94)		225	45

In the Wood Products segment, the $110 million increase in segment results was mainly due to the lumber duties refund received in 2006, lower selling prices and a stronger Canadian dollar, partly offset by a reduction in CVD, AD and other duty expenses.

Sales of wood products declined to $726 million in 2006, compared to $890 million in 2005. Segment income was $155 million, or 21.3% of sales in 2006, compared to a segment income of $45 million, or 5.1% of sales in 2005.

The reduction in sales was mainly attributable to lower selling price and volume as well as a stronger average Canadian dollar. The average realized price for wood products decreased to $391 per thousand board feet in 2006, compared to $453 per thousand board feet in 2005. The Company’s shipments totalled 1,858 million board feet in 2006, compared to 1,965 million board feet in 2005. The reduction in sales volume is mainly attributable to the reduction in allowable cut in the province of Quebec and lower production due to deteriorating market conditions.

On a per thousand board feet basis, the Company’s cost of goods sold in 2006 was $5 higher than in 2005. This was mainly due to higher fuel prices and lower production.

In the fourth quarter of 2006, the Company announced the idling of five Quebec sawmills, including a sawmill owned by Produits Forestiers Saguenay Inc., a subsidiary of Abitibi. The temporary closures were mainly attributable to deteriorating market conditions as well as high production and fibre costs.

Lumber market

According to a third party source, demand in the United States slowed down throughout the year with housing starts decreasing by 12.9%, from an average of 2.1 million units in 2005 to 1.8 million units in 2006. This reduction occurred mainly in the second half of 2006 with housing starts ending the year at 1.6 million units. Demand in Canada continued to be very strong with housing starts remaining above an annualized rate of 200,000 units for all of the year for the fifth consecutive year. In Japan, housing starts increased by approximately 10% in 2006, improving demand for the Company’s 2 X 4 “J grade” products sold through Canadian distributors.

In 2006, yearly average published lumber prices (f.o.b. Great Lakes) in North America dropped significantly compared to 2005. Prices for 2 X 4 Stud dropped by approximately 17% and 2 X 4 Random Length dropped by approximately 12%. This is mainly due to the declining demand and the capacity/demand ratio in North America.

Other Noteworthy Events

On February 10, 2008, we entered into an agreement with Catalyst Paper Corporation pursuant to which we agreed to sell our Snowflake, Arizona mill and related assets for approximately $180 million, including $161 million in cash and approximately $19 million in retained trade accounts receivable. We expect this sale to close in mid-April 2008, once all conditions to close, including a financing condition, which is expected to be satisfied in part by a fully backstopped rights offering, and certain customary closing conditions have been satisfied. This sale is required to comply with the requirements set forth by the U.S. Department of Justice in October 2007 for approval of Abitibi’s combination with Bowater. If this sale does not close as expected, the DOJ may ask a court to appoint a trustee, who will be empowered to complete the sale on terms then obtainable by the trustee using its reasonable efforts. We continue to explore opportunities for the sale of other assets such as timberland or production facilities, but can make no assurances that we will be able to complete any such sales or that the terms of any such sales would be favorable to us.

On July 25, 2006, the Company announced its intent to exercise its option to acquire the remaining 47.5% interest in Augusta Newsprint Company (ANC), a company operating a newsprint mill located in Augusta, Georgia and to concurrently sell the 55,000 acres of ANC’s timberlands. In January of 2007, the Company and its partner decided to delay the acquisition, by Abitibi-Consolidated, of the remaining 47.5% interest to a later date and to proceed with the sale of 55,000 acres of timberlands, with all proceeds from the sale going to the Company. Final terms of the agreement were concluded in the first quarter of 2007.

LIQUIDITY AND CAPITAL RESOURCES

We have a significant amount of indebtedness. As of December 31, 2007, we had approximately $3.7 billion of indebtedness and, on a pro forma basis assuming this offering, the sale of the Snowflake mill and all of the Concurrent Financing Transactions (assuming only the ACI Notes comprising the Minimum Tender Condition are exchanged in the Exchange Offer) had been completed on December 31, 2007, we would have had approximately $4.0 billion of indebtedness. The Company’s ability to meet its debt service obligations and to repay its outstanding indebtedness will depend on a combination of new financings, cash from operations and cash produced by divestitures of some of the Company’s assets. There can be no assurance that such new financings or divestitures will be consummated, or, if consummated, that the terms of such transactions will be advantageous to us. Further, there can be no assurance that we will be able to generate sufficient cash flows to repay our outstanding indebtedness, in light of the significant decreases in North American demand for newsprint, which is our principal product, and other negative factors affecting our industry. See “Risk Factors — Risks Related to Our Liquidity —

We have substantial indebtedness that could adversely affect our financial health, and our efforts to reduce and restructure this indebtedness may not be successful.”

Our primary sources of liquidity and capital resources are cash provided by operations and available borrowings under credit facilities, including our accounts receivable securitization program, which are described in more detail below. Our major cash requirements are to fund operating activities, working capital, capital expenditures and debt service obligations.

We are currently experiencing a liquidity shortfall and face significant near-term liquidity challenges. Absent new financings, the Company’s liquidity generated from continuing operating activities, its cash on hand and availability under its revolving credit facility will not be sufficient to satisfy its requirements for operating activities, working capital, capital expenditures, and, in particular, debt service and repayment obligations including impending maturities in 2008. See discussion of liquidity and covenants under the “Business Strategy and Outlook” section of this MD&A, and notes 1 and 19 of our consolidated financial statements.

The Company’s cash and cash equivalents at December 31, 2007 were $132 million compared to $216 million at December 31, 2006.

Cash from (used in) continuing operating activities

Cash used in continuing operating activities amounted to $468 million in 2007, a deterioration of $700 million compared to cash generated from operating activities of $232 million in 2006. This can be attributed to a number of factors, including lower sales, an increase in SG&A expenses due to merger-related costs and the $197 million cash refund of lumber duties received in 2006, which were partially offset by lower cost of sales and distribution costs, as noted in the “Consolidated Results of Operations” section of this MD&A. These were partially offset by a $344 million improvement in working capital, driven mainly by lower levels of inventories and accounts receivable. In 2007, we also received $24 million for the monetization of certain financial instruments that were in significant gain positions.

Cash from (used in) financing activities of continuing operations

Cash generated by financing activities from continuing operations totalled $390 million in 2007, compared to $27 million in 2006. The $363 million increase was mainly due to a $230 million net increase in short-term and long-term debt, $37 million of cash proceeds in 2007 on the issuance of units by a subsidiary, a $24 million decrease in dividends and cash distributions paid to non-controlling interests and a $22 million decrease in dividends paid to shareholders following the decision on July 25, 2006 made by the board of directors to suspend dividend payments.

In 2007, we issued a $250 million 7.1% term loan due in 2017, repaid the US$61 million 7.625% notes and increased borrowings under credit facilities to $383 million at December 31, 2007. The net borrowings were used to help pay for operating activities that used $468 million in cash in 2007 and capital expenditures of $107 million.

Short-term and long-term debt, including the current portion, amounted to $3,726 million as at December 31, 2007, representing a ratio of net debt to total capitalization of 65.8%, compared to $3,877 million and a ratio of 58.3% as at December 31, 2006.

On April 1, 2007, the Company completed the transfer of its Ontario hydroelectric assets and related water rights (the “Facilities”) to its wholly owned subsidiary called ACH Limited Partnership (“ACH LP”). On April 2, ACH LP issued new units equivalent to a 25% interest of the partnership to the

Caisse de dépôt et placement du Québec (the “Caisse”), for gross proceeds of $48 million ($37 million net of $11 million of transaction costs). The Caisse has also provided ACH LP with a 10-year unsecured 7.132% term loan of $250 million, non recourse to the Company, to partially fund the acquisition of the Facilities. ACH LP has also entered into an unsecured bank credit facility of $15 million, for general business purposes. The facility matures on March 31, 2010 and is non recourse to the Company. The unsecured term loan and unsecured bank credit facility require ACH LP to meet a specific financial ratio, which is met as at December 31, 2007.

The increase of $816 million in cash from financing activities in 2006 when compared to 2005 can be attributed primarily to net changes in borrowings. In 2007, the Company increased its net borrowings by $93 million, whereas in 2006, it had net repayments of $701 million.

Cash from (used in) investing activities of continuing operations

Cash provided by investing activities was $7 million in 2007, compared to cash used in investing activities of $123 million in 2006 and cash provided by investing activities of $566 million in 2005.

In 2007, we used $107 million for capital expenditures compared to $165 million in 2006 and $177 million in 2005. During 2007, the Company spent $10 million towards the construction of a biomass boiler at its Fort Frances, Ontario mill. This new boiler will feed a 52MW steam turbine and also fulfill mill steam needs by displacing natural gas. The new boiler should be in operation by the end of 2008 and represents a total project of $62 million for Abitibi. The remaining capital expenditures were related to several small projects. The Company intends to limit its capital expenditure program in 2008 to approximately $120 million.

In 2007, the Company sold approximately 54,000 acres of timberlands and other fixed assets for cash proceeds of $135 million. In 2006, the Company sold assets relating to the closure of the Sheldon mill in 2004 and the Kenora mill in 2005 for total cash proceeds of $32 million. In 2005, the Company sold timberlands and other fixed assets for cash proceeds of $64 million.

In connection with the transaction between the Company and the Caisse relating to ACH LP described above, $24 million of ACH LP’s cash became restricted in 2007 and is shown as a cash outflow from investing activities. Of this amount, $18 million will be used over the next three years to realize a capital project related to the Ontario hydroelectric assets and related water rights and $6 million is required as reserves under the term loan credit agreement.

In 2005, the Company generated $693 million from the sale of its 50% share ownership in Pan Asia Paper Company Pte Ltd and paid $13 million to purchase the remaining 57% of the softwood sawmill assets owned by Gestofor Inc.

SHORT-TERM FINANCING

As of December 31, 2007, we had cash and cash equivalents of approximately $132 million.

Short-term Bank Debt

As of December 31, 2007, our available borrowings under bank credit facilities were as follows:

(In millions)	Commitment	Amount Outstanding	Commitment Available(1)	Termination Date	Weighted Average Interest Rate(2)
Credit facilities	$710	$383	$252	11/08 & 12/08	7.98%

(1)	The commitment available under the revolving bank credit facilities is subject to collateral requirements and covenant restrictions as described below and is reduced by outstanding letters of credit of $75 million for the Abitibi credit facility, while commitment fees for unused portions are 70 basis points.
(2)	Borrowings under the credit facilities incur interest based, at our option, on specified market interest rates plus a margin.

Since December 31, 2007, we have borrowed additional amounts under our credit facilities. As of February 29, 2008, we had cash of approximately $153 million (excluding $24 million of restricted cash) and undrawn amounts under our credit facilities of approximately $62 million. Our credit facilities are described in more detail below.

Credit Facilities

The revolving bank credit facilities provide $710 million of credit in two components: “Facility A” is a $510 million credit facility secured by certain fixed assets and “Facility B” is a $200 million revolving credit facility secured by certain working capital elements. The carrying value of the secured assets is $920 million as of December 31, 2007.

Financial covenants under our credit facility must be maintained at the end of each financial quarter based upon the Company’s consolidated financial results and consist of the following two ratios:

i.	a maximum ratio of net funded debt (including all advances under Abitibi’s revolving credit facilities and the outstanding amount of any securitization programs, less cash and cash equivalents) to total capitalization (generally defined as equity and net funded debt) of 70% until December 31, 2007 and 65% thereafter; and

ii.	a minimum ratio of EBITDA (generally defined as net income, excluding extraordinary and non-recurring gains (or losses), gains (or losses) from assets sales or abandonments or reserves related thereto, and non-controlling interest items, plus interest expenses, plus income taxes plus amortization and depreciation) to interest expense of 1.50 to 1. This ratio has been waived, as noted below, until the end of the second quarter of 2008.

In July 2007, we amended our credit agreement to waive the interest coverage ratio requirement until the end of the second quarter of 2008 and also waived certain other provisions to permit the reorganization and rationalization of AbitibiBowater’s corporate structure.

The credit agreement limits our ability to provide financial assistance in favor of any person that is not an Abitibi subsidiary, including our parent AbitibiBowater. However, Abitibi (including its subsidiaries) may (1) pay dividends or make other distributions to its shareholders and (2) guarantee the funded debt of any other person (certain subsidiaries of Abitibi are restricted however in their ability to incur funded debt and to guarantee funded debt of other persons).

Although the Company was in compliance with its net funded debt to total capitalization covenant under its credit agreement at December 31, 2007, there can be no assurance that it will remain in compliance in the near term in light of the factors discussed above and the Company’s forecast of continued operating losses. Based on current forecasts, the Company expects to be in default with its net funded debt to total capitalization covenant to be measured as of the end of the first quarter of 2008, however, the Company has developed a refinancing plan, consisting of the Financing Transactions, to address the upcoming debt maturities which, if successful, will replace the current covenants. Failure to comply with the financial or other covenants of the credit facilities, or failure to refinance the debt as planned, could result in the outstanding borrowings under these facilities becoming immediately due and payable (unless the lenders waive any resulting event of default). See discussion of liquidity and covenants under the “Business Strategy and Outlook” section of this MD&A.

Accounts Receivable Securitization Programs

As of December 31, 2007, our borrowings under our accounts receivable programs were as follows:

(In millions)	Commitment	Amount Outstanding	Termination Date	Weighted Average Interest Rate
Off-Balance Sheet:
Accounts receivable securitization programs	$424	$341	10/08	6.21%

We have historically sold most of our trade accounts receivable through two securitization programs in order to reduce working capital requirements. As of December 31, 2007, we had sold $489 million of trade receivables resulting in cash proceeds of $341 million, which represented the total available at that time under the securitization programs. Accounts receivable are sold at discounted amounts based on the securitization provider’s funding cost plus a margin. The average discount rate during 2007 was 6.2%. We act as a servicing agent and administer the collection of the accounts receivable sold pursuant to these agreements. The fees received for servicing the accounts receivable approximate the value of services rendered. The amount that can be obtained under our securitization programs depends on the amount, nature and collectibility of the accounts receivable available to be sold.

In January 2008, one of those programs, which was uncommitted, was terminated and the other, which is committed, was amended to increase its committed amount and reset its maturity date so that we now maintain an ongoing securitization program committed until July 2009 to obtain aggregate cash proceeds of up to $350 million from accounts receivable, pursuant to sale agreements.

CONTRACTUAL OBLIGATIONS

We have obligations to repay our outstanding debt that matures at various dates in the future. In addition, we enter into various supply and cutting rights agreements, guarantees and purchase commitments in the normal course of business. The following summarizes our contractual obligations at December 31, 2007 on a consolidated basis and the effect such obligations are expected to have on our liquidity and cash flow in future periods, but does not reflect the impact of the Financing Transactions, the sale of the Snowflake mill or the use of the proceeds therefrom.

(In millions)	Total	Within 1 Year	1 – 3 Years	4 – 5 Years	After 5 Years
Short-term debt	$383	$383	$—	$—	$—
Long-term debt, including current installments	3,343	342	546	413	2,042
Non-cancelable operating lease obligations(1)	88	28	25	12	23
Purchase obligations(2)	201	27	54	54	66
Tax reserves	66	—	17	14	35
Pension funding(3)	169	169	—	—	—
Severance obligation(4)	60	60	—	—	—

Total contractual obligations	$4,310	$1,009	$642	$493	$2,167

(1)	We lease certain office premises, office equipment, and transportation equipment under operating leases.
(2)	Purchase obligations include a cogeneration agreement at our Bridgewater operations in England, totaling $198 million through 2015. We also have a gas pipeline contract at our Mackenzie operations with obligations totaling $3 million through 2012.

(3)	Pension funding is calculated on an annual basis. Consequently, our funding obligations in future periods may be significantly higher or lower than reflected in this table.
(4)	Approximately $60 million of severance obligation is associated with the closures announced as a result of our comprehensive strategic review. This obligation is expected to be paid out in 2008 and 2009. To the extent we close additional facilities, our severance obligations may increase and such increases may be material.

In addition to the items shown in the table above, we are party to employment and change-in-control agreements with our executive officers.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with Canadian GAAP requires us to make estimates, assumptions and judgments and rely on future projections of results of operations and cash flows. We base our estimates, assumptions and judgments on historical data and other information that we believe are reasonable under the circumstances. These estimates, assumptions and judgments affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the date of our financial statements. In addition, they affect the reported amounts of revenues and expenses during the reporting periods. It is important that the reader of our financial statements understand that actual results could differ materially from these estimates, assumptions and judgments.

A summary of our significant accounting policies is disclosed in Note 3 to our consolidated financial statements. Based upon a review of our significant accounting policies, we believe the following accounting policies require us to make estimates, assumptions and judgments that can significantly affect the results reported in our consolidated financial statements.

Employee future benefit plans

The application of CICA Handbook Section 3461, Employee Future Benefits, requires judgments regarding certain assumptions that affect the amounts recorded for the plans’ estimated accrued benefit obligations and related income or expense.

The major assumptions are the expected return on plan assets and the compensation rate increase. The Company, based on its own experience and recommendations from its actuarial firms, reviews these assumptions annually. The discount rate used to calculate the present value of the pension obligation is reassessed at each measurement date. For 2007, the major assumptions have been estimated at 5.60% for the discount rate and 2.4% for the compensation rate increase in the case of the pension obligation. In the case of the pension expense, the assumptions have been estimated at 5.20% for the discount rate, 6.90% for the return on plan assets and 2.50% for the compensation rate increase.

The Company amortizes past service costs and cumulative unrecognized net actuarial gains and losses, in excess of 10% of the greater of the projected benefit obligation or the market-related value of plan assets, over the average remaining service period of the active employee group covered by the plans. As at December 31, 2007, the Company’s deficit of the fair value of the pension plan assets over its accrued benefit obligation was $436 million, compared to $607 million at the end of 2006. This decrease is mainly attributable to the additional funding from the Company in 2007. The Company anticipates that it will fund its actuarial deficit over the next five years. Consequently, the Company believes its minimum pension and post-retirement benefits funding in excess of pension expense will be in a similar range for 2008 when compared to the corresponding $43 million for 2007. The Company’s contributions for both pension and post-retirement benefits are expected to be approximately $184 million in 2008, compared to $209 million in 2007.

Changes in estimates or assumptions could affect the employee future benefits in the balance sheets and cost of products sold in the statements of earnings of the Company’s consolidated financial statements. A change of 0.25% in the discount and compensation rates would represent a variation in the pension obligation of approximately $112 million and $22 million, respectively. Also, a change of 0.25% in the discount, return on plan assets and compensation rates would represent a variation in the pension costs of approximately $10 million, $8 million and $5 million, respectively. These sensitivities are based on actual assumptions and could differ when using a different base or percentage of variation in a way that may not be linear or symmetrical.

A description of the plans, the assumptions used in the calculation and certain sensitivities are presented in Note 20 of the Company’s consolidated financial statements included in this offering circular.

Goodwill

We have a significant amount of goodwill recorded in our consolidated balance sheets. We review the carrying value of our goodwill for impairment in the fourth quarter of each year or more frequently, if an event occurs that triggers such an interim review. Goodwill is allocated to reporting units for purposes of performing a test for impairment. We completed our annual goodwill impairment test in the fourth quarter of 2007, prior to the Combination. We also completed another goodwill impairment test following the Company’s announcements on November 29, 2007. There were no indications of impairment for any of the reporting units as a result of performing the impairment tests. As discussed more fully in Note 3 to our consolidated financial statements, if a reporting unit’s carrying value exceeds its fair value, an impairment charge equal to the difference in the carrying value of the goodwill and the implied fair value of the goodwill is recorded. In connection with the definitive agreement for the sale of its Snowflake facility, goodwill associated with Snowflake of $53 million has been included in the carrying amount of the group of Snowflake assets held for sale in determining the impairment on assets held for sale. The amount of goodwill included in the carrying amount was based on the relative fair values of the Snowflake facility to be disposed of, determined based on the net realizable value of the facility’s net assets consistent with the terms of the definitive agreement for the sale of the facility, and the portion of the Newsprint reporting unit that will be retained.

Testing for impairment is accomplished mainly by determining whether the fair value of a reporting unit exceeds the book value of the net assets of that reporting unit as at the assessment date. The Company tests its goodwill for impairment using a two-step methodology. This two-step methodology contains estimates and judgments that are subjective and uncertain, and thus, may change over time.

The Company conducted the initial step of the goodwill impairment test, consisting of making the determination of fair value, which the Company does by relying primarily on the discounted cash flows method. This method uses projections of cash flows from each of the reporting units. Several of the key assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, weighted average cost of capital and capital spending. The Company derives these assumptions used in its valuation models from several sources. Many of these assumptions are derived from the Company’s internal budgets, which would include existing sales data based on current product lines and assumed production levels, manufacturing costs and product pricing. The Company believes that its internal forecasts are consistent with those that would be used by a potential buyer in valuing its reporting units. The Company’s products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern. Pricing estimates and foreign exchange rates are derived from information generated internally, from industry research firms and from other published reports and forecasts.

The second step is performed only when the book value exceeds the fair value. Under this scenario, a second test is performed whereby the fair value of the reporting unit’s goodwill is estimated to determine if it is less than its book value. Fair value of goodwill is estimated in the same manner as goodwill is determined in an acquisition, that is, the fair value of the reporting unit over the fair value of the identifiable net assets of the reporting unit.

Determining the reporting units to which we should allocate the goodwill takes considerable judgment and is based upon the determination of the reportable segments, which in and of itself, requires management’s judgment. We are required to evaluate whether each component (i.e., one level below the reportable segment) is a business by assessing those business elements (inputs, processes, outputs) that are present within the component, those business elements that are missing from the component, and the degree of difficulty in replacing the missing elements. Further, if any of the components are considered a business, we are required to determine whether they are similar for purposes of aggregation into a single reporting unit. Our similarity assessment included a review of the customers, products, distribution methods and other pertinent information associated with each component that qualified as a business. Once the reporting units are defined, we are required to determine which reporting units benefit synergistically from the Combination and allocate the acquired goodwill to those reporting units based on their relative fair values.

The assumptions used in the calculation models are interrelated. The continuing degree of interrelationship of these assumptions is, in and of itself, a significant assumption. Because of the interrelationship among these assumptions, the Company does not believe it would be meaningful to provide additional sensitivity analysis on any of these individual assumptions, with the exception of paper prices and WACC. Based on the Company’s most probable price outlook scenario, if trend price projections were to decrease by US$25 per tonne, the fair value would be about equal to book value for the “Newsprint” segment and would still exceed book value in the “Specialty Papers” segment. If the WACC, which is used to discount the projected cash flows, was lower, the measure of the fair value of the Company’s assets would increase. Conversely, if the WACC was higher, the measure of the fair value of the Company’s assets would decrease. If the estimate of WACC was to increase by 25 basis points, the fair values of each of the reporting units would continue to exceed their book values amounts.

In future measurements of fair value, adverse changes in any of these assumptions could result in an impairment of goodwill that would require a non-cash charge to the consolidated statements of earnings (loss) and may have a material effect on the Company’s financial condition and operating results.

Long-lived assets

Losses related to impairment of long-lived assets are recognized when circumstances indicate the carrying values of the assets may not be recoverable, such as continuing losses in certain locations. When certain indicators that the carrying value of a long-lived asset may not be recoverable are triggered, we evaluate the carrying value of the asset in relation to its expected undiscounted future cash flows. If the carrying value of the asset is greater than the expected undiscounted future cash flows, an impairment charge is recorded based on the excess of the long-lived asset’s carrying value over its fair value.

Immediately upon the Combination, AbitibiBowater began a comprehensive strategic review of its operations to reduce costs and improve its profitability. On November 29, 2007, AbitibiBowater announced its decision to reduce its newsprint and specialty papers production capacity by approximately one million metric tons per year during the first quarter of 2008. The reductions include the permanent closure of the Company’s Belgo, Québec, Fort William, Ontario and Lufkin, Texas

facilities and the indefinite idling of the Company’s Mackenzie, British Columbia facility, which includes the paper mill and two sawmills directly supporting the paper mill operations.

In 2007, as a result of permanent closures, indefinite idling or operating losses of certain facilities, the Company conducted impairment tests on the Alabama, Belgo, Bridgewater, Iroquois Falls, Lufkin, Snowflake and the “Wood Products” segment.

In testing the recoverability of a long-lived asset, the Company relies primarily on estimates of future cash flows. This methodology contains estimates and judgments that are subjective and uncertain, and thus, may change over time. Several of the key assumptions include periods of operation, projections of product pricing, production levels and sales volumes, product costs, market supply and demand, foreign exchange rates, inflation, weighted average cost of capital and capital spending. The Company derives these assumptions used in its valuation models from several sources. Many of these assumptions are derived from the Company’s internal budgets, which would include existing sales data based on current product lines and assumed production levels, manufacturing costs and product pricing. The Company believes that its internal forecasts are consistent with those that would be used by a potential buyer in valuing its reporting units. The Company’s products are commodity products; therefore, pricing is inherently volatile and often follows a cyclical pattern. Pricing estimates and foreign exchange rates are derived from information generated internally, from industry research firms and from other published reports and forecasts.

The Company recorded impairment charges totalling $371 million on its long-lived assets, relating to the permanent closure of its Belgo ($158 million), Lufkin ($184 million) facilities and a number of other facilities ($29 million). These facilities to be permanently closed will be dismantled, therefore, the fair value of the closed facilities’ assets was nominal and was determined based on the estimated sale and salvage value plus any projected cash generated from its operations through the date of closing.

For the other facilities tested, the Company concluded that the recognition of an impairment charge was not required, as the estimated undiscounted cash flows exceeded the book values. Certain paper mills and sawmills are particularly sensitive to the key assumptions. Given the inherent imprecision and corresponding importance of the key assumptions used in the impairment test, it is reasonably possible that changes in future conditions may lead management to use different key assumptions, which could require a material change in the book value of these assets. The total book value of these assets was $1,117 million as at December 31, 2007.

Future income taxes

The application of CICA Handbook Section 3465, Income taxes, requires that future income tax assets and liabilities be recognized for the future income tax consequences of events that have been included in the consolidated statements of earnings or income tax returns. Future income tax is provided for using the liability method and recognizes all significant temporary differences between the tax and consolidated financial statements bases of assets, liabilities and certain carry forward items.

The Company’s future income tax assets are recognized only to the extent that, in the Company’s opinion, it is more likely than not that the future income tax assets will be realized. This opinion is based on certain estimates and assumptions. If these estimates or assumptions change in the future, the Company could be required to reduce or increase the value of the future income tax assets resulting in income tax expense or recovery. The Company reviews its future income tax assets periodically.

Future tax assets and liabilities are measured using enacted or substantively enacted tax rates and laws expected to apply in the years in which assets and liabilities are expected to be recovered or settled. For these years, a projection of taxable income and an assumption of the ultimate recovery or settlement period for temporary differences are required. The projection of future taxable income is based on management’s best estimate and may vary from actual taxable income. Changes in estimates or assumptions could affect the income tax expense (recovery) in the consolidated statements of earnings and the future income taxes in the balance sheets of the Company’s consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

Price, Costs and Exchange Rate Sensitivity

The Company’s pre-tax earnings, net earnings and earnings per share are impacted by fluctuations in selling prices, input costs and foreign exchange to the extent shown in the following table, based on 2008 estimated volumes, prices, exchange rates and financial hedges in place as at December 31, 2007:

	Impact on
	Pre-tax earnings	Net earnings
US$25 change in transaction price – per unit
Newsprint (per tonne)	$74	$50
Specialty Papers (per tonne)	39	26
Wood Products (per thousand board feet)	33	22

US$0.01 change in relative value of Canadian dollar
Cash impact(1)	23	16

Manufacturing costs
Virgin fibre (2% on external source)	1	1
Recycled fibre (2% on external source)	1	1
Energy
Natural Gas (US$1/Gj)	10	7
Bunker “C” (US$1/Barrel)	1	1
Electricity ($1/MWh)
Regulated markets	9	6
Deregulated markets	1	1

(1)	Cash impact offsets non-cash impact due to translation of foreign currencies.

Financial Instruments and Other Instruments

In the normal course of business, the Company is exposed to certain financial risks. The Company does not hold financial instruments for speculative purposes but only to reduce the volatility of its results from its exposure to these risks. The market value of financial instruments contracted by the Company arises mostly from changes in interest and exchange rates between the inception dates of these contracts and the balance sheet date. More information on financial instruments is presented in Note 20 of the consolidated financial statements.

Foreign exchange

The Company uses various financial instruments such as U.S. dollar forward contracts as well as U.S. dollar and Euro zero cost option tunnels to reduce its exposure to foreign currency exchange risk. In 2007, the Company’s sales denominated in U.S. dollar and Euro represented 75% and 4% of total sales, respectively. The foreign exchange financial contracts only hedge a portion of the sales. This portion declines as the hedge horizon increases. The gains and losses on foreign exchange contracts are recognized in earnings when the related hedged revenue is recorded.

Furthermore, the long-term debt denominated in U.S. dollars is also considered an effective economic hedge against the exchange risk related to the future revenue streams originating from sales denominated in U.S. dollars.

Interest rate

At year-end, 62% of the Company’s recourse debt was at fixed rates taking into account interest rate swap agreements designated as hedges. The interest rate contracts are only for a portion of the Company’s bond portfolio and mature in the years 2008 through 2011.

Interest expense on the debt is adjusted to include payments made or received under these agreements. The net related amount receivable or payable from counterparts is included in the accounts receivable or accounts payable.

Credit risk

The Company is exposed to credit risk on the accounts receivable from its customers. In order to manage its credit risk, the Company has adopted policies, which include the analysis of the financial position of its customers and the regular review of their credit limits. The Company also subscribes to credit insurance and, in some cases, requires bank letters of credit. As a result, the Company does not have significant exposure to any individual customer. Its customers are mainly in the newspaper publishing, specialty, advertising and paper converting, as well as lumber wholesaling and retailing businesses.

The Company is exposed to credit risk on the favourable fair value of its derivative financial instruments. In order to mitigate this risk, the Company contracts its derivative financial instruments with credit-worthy financial institutions and sets a limit on a percentage basis that it can contract with any given financial institution.